Exhibit 99.1

         PRESS RELEASE

Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2020 FOURTH QUARTER RESULTS

HOUSTON — DECEMBER 8, 2020 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2020 fourth quarter ended September 30, 2020.

Key Highlights:
•Revenues for the fourth quarter of fiscal 2020 totaled $115 million,
•Net Income in the fiscal fourth quarter of 2020 was $3.0 million or $0.25 per diluted share,
•Cash and short-term investments as of September 30, 2020 totaled $179 million,
•Backlog as of September 30, 2020 totaled $477 million.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “We closed our fiscal 2020 with another quarter of strong project execution despite the lower volume across our core Oil, Gas, & Petrochemical markets. Consolidated gross margins in our fiscal fourth quarter grew sequentially by 85 basis points, while we generated $18 million of free cash flow as we maintained our diligent focus on working capital initiatives and cost containment efforts. As we navigate through this current cycle, we continue to receive, and adjust to customer requested changes impacting project schedules as our clients proactively adapt to the current environment. As we have seen in prior downturns, we are confident that the majority of this work and associated scheduling will improve as clarity within the industrial sector is restored. Powell has weathered prior cycles of lower volumes and customer activity, and we remain confident in our position within our core markets as well as emerging new opportunities that will leverage our expertise.”

Revenues for the fourth quarter of fiscal 2020 totaled $114.7 million compared to $118.1 million in the third fiscal quarter of 2020 and revenue of $148.5 million for the fourth quarter of fiscal 2019.
Net income for the fourth quarter of fiscal 2020 was $3.0 million, or $0.25 per diluted share, compared to net income in the third quarter of fiscal 2020 of $3.5 million, or $0.30 per diluted share, and net income of $6.5 million, or $0.56 per diluted share, for the fourth quarter of fiscal 2019.
New orders placed in the fourth quarter of $57 million included $75 million of gross new orders, partially offset by $18 million of scope reductions and cancelled orders. The $57 million of net new orders in our fiscal fourth quarter compares to $81 million in the third fiscal quarter of 2020 and $162 million in the fiscal fourth quarter of fiscal 2019.
Backlog as of September 30, 2020 declined 10% sequentially and totaled $477 million compared to $532 million at June 30, 2020 and $566 million at March 31, 2020.

Mr. Cope added, “Looking ahead, we will continue to prioritize the health and safety of our employees and customers. Visibility into our core industrial end-markets remains challenged by the impact of the pandemic and we are positioning for a softer commercial environment as we move into fiscal 2021. We are focused on continuing to drive operational excellence and being diligent on our cost structure. Finally, given the strength of our balance sheet, this enables us to navigate through periods of lower economic activity, while also positioning us well to capitalize on future opportunities.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “As we look forward to fiscal 2021, we maintain our expectation of a more challenged industrial environment, particularly across our core Oil, Gas and Petrochemical end-markets. However, we are seeing strong activity in our Utility and Traction markets that are helping to utilize and leverage our asset base. Additionally, we are entering fiscal 2021 with $477 million of backlog, roughly 60% of which we expect to convert to revenue throughout this upcoming fiscal year. We will continue to focus on cost containment and effective working capital management as we position ourselves for the eventual return of higher customer order activity.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, December 9, 2020 at 11:00 a.m. Eastern time. To participate in the conference call, dial 877-270-2148 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 16, 2020. To access the replay, dial 877-344-7529 using a passcode of 10150185#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
(In thousands, except per share data)
	(Unaudited)

Revenues	$114,717	$148,504	$518,499	$517,180
Cost of goods sold	92,997	119,949	423,924	430,204
Gross profit	21,720	28,555	94,575	86,976

Selling, general and administrative expenses	16,289	19,710	67,662	69,950
Research and development expenses	1,403	1,339	6,265	6,327
Amortization of intangible assets	45	45	177	177
Insurance proceeds	—	—	—	(950)
Restructuring and other, net	—	(222)	1,400	11
Operating income	3,983	7,683	19,071	11,461

Other income	(506)	—	(506)	—
Interest expense	49	60	228	230
Interest income	(80)	(396)	(981)	(1,103)
Income before income taxes	4,520	8,019	20,330	12,334

Income tax provision	1,537	1,481	3,670	2,444

Net income	$2,983	$6,538	$16,660	$9,890

Earnings per share:
Basic	$0.26	$0.56	$1.43	$0.85
Diluted	$0.25	$0.56	$1.42	$0.85

Weighted average shares:
Basic	11,631	11,584	11,624	11,571
Diluted	11,705	11,655	11,693	11,634

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,660	$2,624	$10,538	$12,032
Capital Expenditures	$852	$1,065	$5,163	$4,306
Dividends Paid	$3,019	$3,007	$12,066	$11,998

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	September 30, 2019
(In thousands)

Assets:

Cash, cash equivalents and short-term investments	$178,921	124,681
Other current assets	156,737	203,887
Property, plant and equipment, net	114,372	120,812
Long-term assets	22,248	18,031
Total assets	$472,278	$467,411

Liabilities and equity:

Current liabilities	$152,947	$157,896
Long-term debt, net of current maturities	400	800
Deferred and other long-term liabilities	12,305	9,562
Stockholders’ equity	306,626	299,153
Total liabilities and stockholders’ equity	$472,278	$467,411

SELECTED FINANCIAL DATA:

Working capital	$182,711	$170,672